Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Nuvve Holding Corp. of our report dated March 31, 2022 (except for the effects of the restatement described in Note 2, as to which the date is March 30, 2023), relating to the consolidated financial statements of Nuvve Holding Corp. as of December 31, 2021 and 2020, and for the years then ended, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Moss Adams LLP

San Diego, California

June 15, 2023